Exhibit 10.23
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), and S.P. Johnson IV (the “Executive”) to be effective as of February 14, 2019 (the “Agreement Effective Date”), and amends and restates the Employment Agreement between the Parties dated as of June 5, 2009.
In entering into this Agreement, the Board of Directors of the Company (the “Board”) desires to provide the Executive with substantial incentives to continue to serve the Company as one of its senior executives performing at the highest level of leadership and stewardship, without distraction or concern over minimum compensation, benefits or tenure, to manage the Company’s future growth and development, and maximize the returns to the Company’s stockholders. Contemporaneously with the execution of this Agreement, the Company is adopting, and Executive is being made a participant in, the Carrizo Oil & Gas, Inc. Change in Control Severance Plan, effective as of February 14, 2019 (the “Change in Control Severance Plan”).
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. As of the Agreement Effective Date, the Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to remain in the employment of the Company, in accordance with, and subject to, the terms and provisions of this Agreement, for the period (the “Employment Period”) commencing on the Agreement Effective Date and ending on the first anniversary of the Agreement Effective Date; provided, on the Agreement Effective Date and on each day thereafter, the Employment Period shall automatically be extended for an additional one day without any further action by either the Company or the Executive, it being the intention of the parties that there shall be continuously a remaining term of not less than one year’s duration of the Employment Period until an event has occurred as described in, or one of the parties shall have made an appropriate election and notification pursuant to, the provisions of Section 3.
2.Terms of Employment.
(a)Position and Duties.
(i)    During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned on the Agreement Effective Date, which shall in any event include status as President, Chief Executive Officer and member of the Board, and (B) the Executive’s services shall be performed within the Houston, Texas metropolitan area.
(ii)During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, educational, alumni or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions or (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided that the Executive may not serve on the board of a publicly traded for profit corporation, or similar body of a publicly traded for profit business organized in other than corporate form, without the consent of the Nominating and Corporate Governance Committee of the Board. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Agreement Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Agreement Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(a)Compensation.
(i)    Base Salary. Commencing on the Agreement Effective Date and thereafter during his Employment Period, the Executive shall receive an annual base salary of $670,000 (as such salary may be increased from time to time, the “Annual Base Salary”), which shall be paid no less frequently than on a semimonthly basis. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary,” as utilized in this Agreement, shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include, when used with reference to the Company, any company controlled by, controlling or under common control with the Company.
(ii)    Annual Bonus. In addition to Annual Base Salary, the Executive may be awarded, for each fiscal year or portion thereof during the Employment Period, an Annual Bonus (the “Annual Bonus”), in an amount comparable to the Annual Bonus award to other Company executives, taking into account the Executive’s position, responsibilities, and accomplishments with the Company, prorated for any period consisting of less than 12 full months.

(iii)    Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), and all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to other executives of the Company and its affiliated companies, but in no event shall such plans provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities that are, in each case, less favorable to the Executive, in the aggregate, than the most favorable plans of the Company and its affiliated companies. As used in this Agreement, the term “most favorable” shall, when used with reference to any plans, practices, policies or programs of the Company and its affiliated companies, be deemed to refer to the plans, practices, policies or programs of the Company and its affiliated companies, as in effect at any time during the Employment Period and provided generally to other executives of the Company or its affiliated companies, which are most favorable to the Executive.
(iv)    Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company or its affiliated companies (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, group life and supplemental group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company or its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable such plans, practices, policies and programs of the Company and its affiliated companies.
(v)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies.
(vi)    Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies applicable to similarly situated executives.
(vii)    Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance to the extent needed to fulfill his corporate responsibilities, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the Employment Period.
(viii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies.
2.Termination of Employment.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(d) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For the purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for either (i) 180 consecutive business days or (ii) in any two-year period 270 nonconsecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). In the event the Executive incurs a separation from service within the meaning of Treasury Regulation § 1.409A-1(h) as a result of his incapacity, then the Disability Effective Date shall be deemed to be the date of the Executive’s separation from service.
(b)    Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean for the Company’s termination of the Executive’s employment for any of the following: (i) the Executive’s final conviction of a felony crime that enriched the Executive at the expense of the Company; provided, however, that after indictment, the Company may suspend the Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by the Executive of a material fiduciary duty owed to the Company; (iii) a material breach by the Executive of any of the covenants made by him in Sections 8 and 10 hereof; (iv) the willful and gross neglect by the Executive of the material duties specifically and expressly required by this Agreement; or (v) the Executive’s continuing failure to substantially perform his duties and responsibilities hereunder (except by reason of the Executive’s incapacity due to physical or mental illness or injury) for a period of 45 days after the Required Board Majority, as defined herein, has delivered to the Executive a written demand for substantial performance hereunder which specifically identifies the bases for the Required Board Majority’s determination that the Executive has not substantially performed his duties and responsibilities hereunder (that period being the “Grace Period”); provided, that for purposes of this clause (v), the Company shall not have Cause to terminate the Executive’s employment unless (A) at a meeting of the Board called and held following the Grace Period in the city in which the Company’s principal executive offices are located, of which the Executive was given not less than 10 days’ prior written notice and at which the Executive was afforded the opportunity to be represented by counsel, appear and be heard, the Required Board Majority shall adopt a written resolution which (1) sets forth the Required Board Majority’s determination that the failure of the Executive to substantially perform his duties and responsibilities hereunder has (except by reason of his incapacity due to physical or mental illness or injury) continued past the Grace Period and (2) specifically identifies the bases for that determination, and (B) the Company, at the written direction of the Required Board Majority, shall deliver to the Executive a Notice of Termination for Cause to which a copy of that resolution, certified as being true and correct by the secretary or any assistant secretary of the Company, is attached. “Required Board Majority” means at any time a majority of the members of the Board at that time which includes at least a majority of the Directors, each of whom has not been an employee of the Company or any subsidiary of the Company.
(c)    Good Reason; Other Terminations. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason, or by the Executive other than for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)    the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a material diminution, in absolute terms, in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)    any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)    the Company’s requiring the Executive to be based at any office outside the Houston metropolitan area;
(iv)    any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(v)    any failure by the Company to comply with and satisfy the requirements of Section 11 of this Agreement, provided that (A) the successor described in Section 11(c) has received, at least 10 days prior to the Date of Termination (as defined in subparagraph (e) below), written notice from the Company or the Executive of the requirements of such provision and (B) such failure to be in compliance and satisfy the requirements of Section 11 shall continue as of the Date of Termination; or

(vi)    any failure to reelect Executive as a member of the Board.
Notwithstanding any provision to the contrary, in order for any event(s) in subparagraph (i) through (v) above to constitute “Good Reason” for purposes of this Agreement, (A) the Executive must notify the Company via Notice of Termination within 90 days following the initial occurrence of the event(s) that the Executive intends to terminate his employment with the Company because of the occurrence of Good Reason (which event must be described by the Executive in reasonable detail in the Notice of Termination) and (B) within 60 days after receiving such Notice of Termination from the Executive (the “Correction Period”), the Company must fail to reinstate the Executive to the position he was in, or otherwise cure the circumstances giving rise to Good Reason. Executive’s termination for Good Reason may occur only within 60 days following the expiration of the Correction Period.
(d)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason or without any reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13 of this Agreement. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.
(e)    Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be and (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, the date of termination shall be the date of the receipt of the Notice of Termination or any later date specified therein.
3.Obligations of the Company upon Termination.
(a)    Disability, Good Reason; Other than for Cause or Death. If, during the Employment Period, (x) the Company shall terminate the Executive’s employment other than for Cause, including a termination by reason of Disability (but not by reason of death), or (y) the Executive shall terminate employment for Good Reason:
(i)    the Company shall pay or provide to or in respect of the Executive the following amounts and benefits:
A.    in a lump sum in cash, within 10 days after the Date of Termination, an amount equal to the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, (2) any accrued but unpaid Annual Bonus for any prior fiscal year, (3) any deferred compensation previously awarded to or earned by the Executive (together with any accrued interest or earnings thereon), subject to the terms and conditions of any plan or arrangement providing such deferred compensation, and (4) any compensation for unused vacation time for which the Executive is eligible in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3), and (4) shall be hereinafter referred to as the “Accrued Obligation”);
B.    in a lump sum in cash, within 60 days after the Date of Termination, an amount equal to the Severance Multiplier Percentage (as defined in Exhibit A) multiplied by the Annual Base Salary;
C.    in a lump sum in cash, within 60 days after the Date of Termination, an additional amount equal to the Supplemental Severance Multiplier Percentage (as defined in Exhibit A) of Annual Base Salary multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365, provided, however, that if the Executive is terminated due to Disability, the preceding fraction shall be deemed to be equal to 1.0; and
D.    effective as of the Date of Termination, (1) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award (each, a “Compensatory Award”) that is outstanding as of a time immediately prior to the Date of Termination and (2) unless a longer post-employment term is provided in the applicable award agreement, the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (x) the first anniversary of the Date of Termination or (y) the date upon which the right to exercise any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the latest possible date of termination of the Employment Period in accordance with the provisions of Section 1 hereof (the “Final Expiration Date”).
Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated within 12 months prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of service as an officer (x) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (y) otherwise arose in connection with or anticipation of the Change in Control, then the Executive will be entitled to an additional payment equal to the difference between his Severance Benefits (as defined in the Change in Control Severance Plan) and the benefits received pursuant to this Agreement; provided, however, that the additional Change in Control severance will be paid within 5 days following the occurrence of the Change in Control.
(ii)    for the period beginning on the Date of Termination and ending on the Final Expiration Date, or such longer period as any medical or dental plan shall provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the medical and dental plans described in Section 2(b)(iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the medical and dental plans of the Company and its affiliated companies, but with the Company’s medical benefits coverages being secondary to any coverages provided by another employer. In lieu of continued participation in plans, practices, programs and policies described in Section 2(b)(iv) of this Agreement (other than the medical or dental plan, as described above), the Company shall pay the Executive a lump sum payment equal to the Benefits Continuation Multiplier Percentage (as defined in Exhibit A) of the Executive’s Annual Base Salary.
(b)    Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) the payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination), (ii) providing the Executive with Company-paid term life insurance protection with a death benefit at least equal to the Supplemental Life Insurance Benefit (as defined in Exhibit A) multiplied by the Executive’s Annual Base Salary, with such coverage being supplemental to any other Company-paid group life insurance policy, (iii) during the period beginning on the Date of Termination and ending on the first anniversary thereof medical and dental benefits coverage for the Executive’s dependents determined as if the Executive’s employment had not terminated by reason of death, and (iv) effective as of the Date of Termination, (A) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every Compensatory Award outstanding as of the time immediately prior to the Date of Termination, (B) the extension of the term during which each and every Compensatory Award may be exercised or purchased by the Executive until the earlier of (1) the first anniversary of the Date of Termination or (2) the date upon which the right to exercise or purchase any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date.
(c)    Cause; Other than for Disability or Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than for Accrued Obligations. If the Executive terminates employment during the Employment Period, excluding a termination for any Disability or Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the payment of Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

4.Non-exclusivity of Rights. Except as provided in Section 4 of this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as such plan, policy, practice or program is superseded by this Agreement.
5.Full Settlement; Resolution of Disputes.
(a)    The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, mitigation or other claim, right or action which the Company may have against the Executive or others. In the event (i) prior to a Change in Control, the Executive’s employment is terminated for any reason other than Executive’s voluntary termination (with or without Good Reason), or (ii) within two years after a Change in Control, the Executive’s employment is terminated by the Company or the Executive for any reason, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any arbitration pursuant to Section 6(b) or a dispute regarding Executive’s eligibility for Severance Benefits pursuant to the Change in Control Severance Plan (regardless of the outcome thereof) initiated by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or the Change in Control Severance Plan or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any such payment pursuant to this Agreement or the Change in Control Severance Plan), plus in each case interest on any delayed payment at the annual percentage rate which is three percentage points above the interest rate shown as the Prime Rate in the Money Rates column in the then most recently published edition of The Wall Street Journal (Southwest Edition), or, if such rate is not then so published on at least a weekly basis, the interest rate announced by Wells Fargo & Company (or its successor), from time to time, as its Base Rate (or prime lending rate), from the date those amounts were required to have been paid or reimbursed to the Employee until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law; provided, further, that if the Executive is not the prevailing party in any such arbitration or other dispute, then he shall, upon the conclusion thereof, repay to the Company any amounts that were previously advanced pursuant to this sentence by the Company as payment of legal fees and expenses.
(b)    Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration in effect on the date of this Agreement by a single arbitrator selected in accordance with the CPR Rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Harris County, Texas. The arbitrator’s decision must be based on the provisions of this Agreement and the relevant facts, and the arbitrator’s reasoned decision and award shall be binding on both parties. Nothing herein is or shall be deemed to preclude the Company’s resort to the injunctive relief prescribed in this Agreement, including any injunctive relief implemented by the arbitrator pursuant to this Section 6(b). The parties will each bear their own attorneys’ fees and costs in connection with any dispute, except in the circumstances in which the Company is required to advance the Executive’s attorneys’ fees in accordance with Section 6(a).
(c)    If, upon a termination within two years following a Change in Control, there shall be any dispute between the Company and the Executive concerning Executive’s eligibility for Severance Benefits under the Change in Control Severance Plan, then, unless and until there is a final determination by an arbitrator or a court of competent jurisdiction declaring that such termination was not eligible for Severance Benefits under the Change in Control Severance Plan, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to the Change in Control Severance Plan as though such termination was eligible for Severance Benefits under the Change in Control Severance Plan; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by an arbitrator or a court of competent jurisdiction not to be so entitled.
(d)    Notwithstanding any provision of Section 4, the Company’s obligation to pay the amounts due on any termination of employment under Section 4 (other than the Accrued Obligations) are conditioned on the Executive’s execution (without revocation during any applicable statutory revocation period) of a waiver and release of any and all claims against the Company and its affiliates in substantially the form attached hereto as Exhibit B (the “Waiver and Release Agreement”). The Company will provide the Executive with a Waiver and Release Agreement on or before the Executive’s Termination Date. The Executive must execute and return the Waiver and Release Agreement to the Company no later than the 21st or the 45th day following (but not before) his or her Termination Date, as determined by, and reflected in the Waiver and Release Agreement provided to the Executive, by the Company, followed by a seven (7)-day revocation period following the date the Release Agreement is executed (“Revocation Period”). The Executive may not determine the calendar year of payment of taxable severance benefits, and in the event the consideration period occurs in two calendar years, the payment will be made in the later calendar year. The Executive’s failure to timely execute and return the Waiver and Release Agreement in accordance with the previous sentence, or the Executive’s revocation of the Waiver and Release Agreement during the Revocation Period, will result in a forfeiture of the severance benefits payable to the Executive under the terms of the Agreement (but not the Accrued Obligations).
6.Reserved.
7.Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the

Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as “Confidential Information”). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Also, within 14 days of the termination of the Executive’s employment for any reason, the Executive shall return to Company all documents and other tangible items of or containing Company information which are in the Executive’s possession, custody or control, or with respect to equipment that is not Company property that is in the Executive’s possession, custody or control and which contains Confidential Information, the Executive shall purge such Confidential Information from such equipment. Notwithstanding the foregoing, it is understood by the parties that in the course of his employment with the Company the Executive may retain mental recollections or other impressions as a result of having had access to or knowledge of the Company’s Confidential Information, and the Company agrees that such retained mental impressions shall not impede or restrict the Executive from engaging in work for a subsequent employer so long as Confidential Information is not expressly disclosed to such subsequent employer.
8.Change in Control.
As used in this Agreement, Change in Control has the meaning set forth in the Change in Control Severance Plan.
9.Non-Compete and Non-Solicitation.
(a)    The Executive recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. The Executive, therefore, agrees that during the Employment Period and, if the Date of Termination occurs (i) by reason of the Executive terminating his employment for reasons other than Disability or Good Reason or (ii) in connection with or following a Change in Control, for a period of one year after the Date of Termination, he will not either within 20 miles of any geographic location of any Shale play with respect to which he has devoted substantial attention to the material business interests of the Company or any of its affiliated companies or with respect to any immediate geologic trends in any non-Shale plays, in either case, in which the Company or any of its affiliated companies have active leases or are actively pursuing leases through direct employee activity or hired brokers as of the Date of Termination, without regard, in either case, to whether the Executive has worked at such location (the “Relevant Geographic Area”), (i) accept employment or render material services to any entity that is engaged in a business directly competitive with the business then engaged in by the Company or any of its affiliated companies in the Relevant Geographic Area, (ii) enter into, or take part in, or lend his name, counsel or material assistance to, any entity either as proprietor, principal, or owner of more than 5% of such entity, or act as an officer, executive, employee, consultant, advisor, agent, independent contractor to or for such entity, in either case with respect to an entity that would be directly competitive with the business of the Company or any of its affiliated companies in the Relevant Geographic Area; provided, however, that the prohibitions set forth in this subparagraphs (i) and (ii) shall not apply to actions by the Executive with respect to any entity where the Executive (x) serves as an independent member of the board of directors and where, in respect of his position on the board, the Executive may provide knowledge, counsel and advice that may be informed by his mental impressions, experience and wisdom obtained while employed at the Company, which knowledge, counsel and advice shall not be considered Confidential Information so long as the Executive does not disclose any written, electronic or tangible Confidential Information, (y) is an investor in such an entity, which investment has previously been disclosed to the Company and approved by the Board of Directors of the Company or a committee thereof, or (iii) regardless of whether it is in the Relevant Geographic Area, directly or indirectly, either as principal, agent, independent contractor, consultant, officer, employee, employer, advisor, significant stockholder, partner or in any other individual or representative capacity whatsoever, either for the Executive’s own benefit or for the benefit of any other person or entity either (A) directly hire, contract or solicit, or attempt any of the foregoing, with respect to hiring any employee of the Company or its affiliated companies, or (B) induce or otherwise counsel, advise or encourage any employee of the Company or its affiliated companies to leave the employment of the Company or its affiliated companies; provided, however, that the prohibitions set forth in this subparagraph (iii) shall not apply to (x) solicitations made by the Executive or any entity with which the Executive is associated, that are made to the public or the industry generally and not targeted at employees of the Company or its affiliated companies, (y) solicitations in response to any such person who contacts the Executive, or the entity with which the Executive is associated, on his or her own initiative without any prior prohibited solicitations or (z) solicitations implemented or initiated by any entity with which the Executive is associated without the knowledge or participation of the Executive (all of the foregoing activities described in (i), (ii) and (iii) are collectively referred to as the “Prohibited Activity”). Notwithstanding anything contained in this Section 10 to the contrary, the Prohibited Activity shall not be applicable to the state or federal waters of the Gulf of Mexico or outside of the United States except as to the area covered by any U.S. or foreign state or federal oil and gas lease, license or permit in which the Company owns a working interest which was acquired by the Company prior to or during the Employment Period and further limited to the depths in which the Company owns such working or operating rights interest. For the avoidance of doubt, the provisions of this Section 10 will only apply in the event of (i) Executive’s voluntary termination of employment without Good Reason and not for reasons of Disability or (ii) Executive’s termination of employment in connection with or following a Change in Control.
(b)    In addition to all other remedies at law or in equity which the Company may have for breach of a provision of this Section 10 by the Executive, it is agreed that in the event of any breach or attempted or threatened breach of any such provision, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against the Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. If the provisions of this Section 10 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.
(c)    The covenants of the Executive set forth in this Section 10 are independent of and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or the breach by the Company of any other agreement between the Company and the Executive shall not affect the validity of the provisions of this Section 10 or constitute a defense of the Executive in any suit or action brought by the Company to enforce any of the provisions of this Section 10 or seek any relief for the breach thereof by the Executive.
(d)    The Executive acknowledges, agrees and stipulates that: (i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 10 are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Executive as contemplated by Section 8, gives rise to the Company’s interest in restraining and prohibiting the Executive from engaging in the Prohibited Activity within the Relevant Geographic Area as provided under this Section 10, and the Executive’s covenant not to engage in the Prohibited Activity within the Relevant Geographic Area pursuant to this Section 10 is designed to enforce the Executive’s consideration (or return promises), including, without limitation, the Executive’s promise to not disclose Confidential Information under this Agreement.
10.Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors and other legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and may only be assigned to a successor described in Section 11(c).
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.Section 409A.
(b)    This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement to the contrary, the parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until a date following six months after the Executive’s termination date, or if earlier, the Executive’s death.
(c)    Each payment under this Agreement is intended to be (i) excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), or (ii) in the event any Gross Up Payment is made pursuant to Section 7(a) herein, in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treasury Regulation § 1.409A-3(i)(1)(v), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
(d)    All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.
12.Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction.
(b)    The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(c)    This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives. As applied to the Executive, the Change in Control Severance Plan may not be amended in any manner that is adverse to the Executive without his written consent.

(d)    All notices and other communications hereunder shall be in writing and shall be given, if by the Executive to the Company, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either the Company or the Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
S.P. Johnson IV
Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002

If to the Company:
Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002
Fax Number: (713) 328-1060
Telephone Number: (713) 328-1000
Attention: Corporate Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(e)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)    Except as otherwise provided herein, the Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement; provided, however, that any claim for “Good Reason” termination must be raised within 90 days following the occurrence of the event giving rise to the right to terminate for “Good Reason” as set forth in Section 3(c) hereof.
(h)    Except as provided below and as otherwise specifically contemplated by this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements or understandings between the Company and Executive. Contemporaneously with this Agreement, Executive shall become a participant in the Change in Control Severance Plan, which provides additional benefits in connection with certain terminations of employment following a Change in Control. The Executive shall not be entitled to receive both the compensation and benefits provided by this Agreement and the Change in Control Severance Plan, and following the occurrence of a Change in Control, the provisions of the Change in Control Plan shall control, except where Sections 4 and 6 of this Agreement specifically provide additional rights to the Executive in connection with the Change in Control Severance Plan, or where this Agreement would result in a greater benefit to the Executive than otherwise provided in the Change in Control Severance Plan. If Executive is terminated under circumstances that do not entitle him to the compensation and benefits provided by the Change in Control Severance Plan, Executive shall be paid the compensation and benefits provided by the applicable part of Section 4.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all to be effective as of the Agreement Effective Date.

CARRIZO OIL & GAS, INC.

By:     /s/ David L. Pitts            _______
Name: David L. Pitts
Title: Vice President and Chief Financial Officer

EXECUTIVE

/s/ S.P. Johnson IV
Name: S.P. Johnson IV

EXHIBIT A TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT DATED February 14, 2019

1. For purposes of this Agreement, the following capitalized words shall have the meanings indicated below:
“Benefits Continuation Multiplier Percentage” means 3%.
“Severance Multiplier Percentage” means 145%.
“Supplemental Life Insurance Benefit” means 2.0.
“Supplemental Severance Multiplier Percentage” means 100%.

EXHIBIT B – FORM OF WAIVER AND RELEASE
In consideration of, and as a condition precedent to, the severance payment and benefits (the “Severance”) described in that certain Amended and Restated Employment Agreement (the “Agreement”) effective as of February 14, 2019 between Carrizo Oil & Gas, Inc., a Texas Corporation (the “Company”), and _____________ (“Employee”), which Severance is offered to Employee in exchange for a general waiver and release of claims (this “Waiver and Release”). Employee having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Employee has sustained or claimed, or may be entitled to claim, Employee, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors, as well as all employee benefit plans maintained by any of the foregoing entities or individuals, and all fiduciaries and administrators of such plans, in their personal and representative capacities (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Employee had, now has, or may have against the Released Parties relating in any way to Employee’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Employee and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release.

Employee understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Employee’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company prior to and including the date of execution of this Waiver and Release.
In addition, Employee agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Agreement or claims of Employee not released by and in this Waiver and Release.
Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from (i) any obligations set forth in the Agreement, (ii) claims that relate to events that arise after the execution of this Waiver and Release, or (iii) any claim or right held by Employee (whether as an employee, officer, director, stockholder or in any other capacity) for coverage under the Company’s or any affiliate’s D&O policies or any similar coverage or protection provided under the organizational documents of the Company or any affiliate. This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Employee disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Agreement to the contrary, the Company and Employee further agree that nothing in this Waiver and Release or the Agreement (i) limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Employee’s right to receive an award for information provided to any Government Agencies.
Employee expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and the other Released Parties from all rights or claims he has or may have against the Released Parties, including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Employee signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Employee further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Employee further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Waiver and Release; (b) that he has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he is, through this Waiver and Release, releasing the Company and the other Released Parties from any and all claims he may have against any of them; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Waiver and Release; (e) he has at least [twenty-one (21)] [forty-five (45)] days within which to consider this Waiver and Release; and (f) he has seven (7) days following his execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Employee has signed and has not revoked the Waiver and Release.
Employee acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Waiver and Release and that he has, in fact, read and reviewed this Waiver and Release; (b) that he has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he has had (or has had the opportunity to take) [twenty-one (21)] [forty-five (45)] calendar days to discuss the Waiver and Release with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the other Released Parties.
Employee acknowledges and agrees that he has seven (7) days after the date he signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Employee further understands that the Waiver and Release will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Employee revokes the Waiver and Release, the Company will not be obligated to pay or provide Employee with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.
AGREED TO AND ACCEPTED this ___ day of _________________, 20__.

[Name]

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